Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2011, relating to the financial statements of ETFS Silver Trust, and the effectiveness of ETFS Silver Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ETFS Silver Trust for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 28, 2011